SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(d)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                           GREATER CHINA CORPORATION
             -----------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)


                                  39167H 10 9
             -----------------------------------------------------
                                 (CUSIP Number)


                                    11/25/99
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-(c)
     [ ]  Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 39167H 10 9

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Denmore Investments Limited
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,406,399
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,406,399
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,406,399
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.33%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

CUSIP No. 39167H 10 9

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Manfred Unger
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Austria
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,406,399
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,406,399
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,406,399
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.33%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Greater China Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  27 East 61st Street, New York, New York 10021
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  This statement is being filed by Denmore Investments Limited ("Denmore") and Manfred Unger ("MU"). MU is the sole director, officer and shareholder of Denmore.
                  --------------------------------------------------------------
                  (b) Address of Principal Business Office, or if None,
                  Residence:

                  Denmore: CITCO Building, P.O. Box 662, Road Town, Tortola, British Virgin Islands

                  MU:  32 Quai Jean-Charles Rey
                       MC98000, Monaco
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Denmore - British Virgin Islands
                  MU - Austria
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  39167H 10 9
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

            (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e)   [ ]   An investment adviser in accordance with section
                        240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding company or control person in accordance
                        with section 240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   [ ]   Group, in accordance with section
                        240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

Item 4.     Ownership.

            (a) Amount beneficially owned:

                Denmore directly beneficially owns, with both the sole powers of disposition and voting, 1,406,399 shares. MU indirectly beneficially owns these shares, with the same powers as Denmore, by being the sole director, officer and shareholder of Denmore.

                ---------------------------------------------------------------,
            (b) Percent of class:

                Denmore - 5.33%
                MU - 5.33%
                ---------------------------------------------------------------,
            (c) See Item 4(a) above.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 3, 1999


                                             DENMORE INVESTMENT LIMITED



                                             By:  /s/ Manfred Unger
                                                  -----------------------------
                                                  Manfred Unger, its sole
                                                  director, officer and
                                                  shareholder



                                                  /s/ Manfred Unger
                                                  -----------------------------
                                                       Manfred Unger


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                 EXHIBIT INDEX
                                 -------------


Exhibit        Description                                                 Page
-------        -----------                                                 ----

  A            Joint Filing Agreement                                        8

                                    EXHIBIT A

                             Joint Filing Agreement
                             ----------------------



     Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, in accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.



Date:  December 3, 1999


                                             DENMORE INVESTMENT LIMITED



                                             By:  /s/ Manfred Unger
                                                  -----------------------------
                                                  Manfred Unger, its sole
                                                  director, officer and
                                                  shareholder



                                                  /s/ Manfred Unger
                                                  -----------------------------
                                                       Manfred Unger




















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